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ASSET PURCHASE AGREEMENT

Dated July 19, 2000

Among

LIBERTY SEG ACQUISITION SUB, LLC,

LIBERTY LIVEWIRE CORPORATION,

SOUNDELUX ENTERTAINMENT GROUP OF DELAWARE, INC.,

Each of the other SELLERS Named herein,

And

Each of the SHAREHOLDERS of

SOUNDELUX ENTERTAINMENT GROUP OF DELAWARE, INC.

Named herein

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND CONSTRUCTION		1
1.1	Certain Definitions	1
1.2	Additional Definitions	6
1.3	Terms Generally	7
ARTICLE II. PURCHASE AND SALE OF ASSETS		7
2.1	Purchase and Sale	7
2.2	Purchase Price; Working Capital Adjustment	7
2.3	Closing	7
2.4	Assumption of Liabilities	9
2.5	Transfer Taxes	9
2.6	Purchase Price Allocation	9
2.7	Expenses	10
2.8	Contribution	10
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLERS		10
3.1	Organization and Qualification	10
3.2	Authorization and Validity of Agreement	10
3.3	Financial Statements	10
3.4	No Approvals or Notices Required; No Conflict with Instruments	11
3.5	Absence of Certain Changes or Events	12
3.6	Information Supplied	13
3.7	Legal Proceedings	13
3.8	Licenses; Compliance with Regulatory Requirements	13
3.9	Seller Contracts	14
3.10	Brokers or Finders	14
3.11	Tax Matters	15
3.12	Employee Matters	15
3.13	No Investment Company	17
3.14	Vote Required; Consents Under Employee Plans	17
3.15	Recommendation of Soundelux Board; Shareholder Approval	17
3.16	Adequacy of Properties; Intangible Property	17
3.17	Transactions with Affiliates and Certain Agreements	17
3.18	No Excise Tax Obligations	18
3.19	Equipment Leases	18
3.20	Bulk Sale	18

3.21	Real Property	18
3.22	Full Disclosure	18
ARTICLE IV. REPRESENTATYIONS AND WARRANTIES OF THE COMPANIES		18
4.1	Organization and Qualification	18
4.2	Authorization Validity of Agreement	19
4.3	Information Supplied	19
4.4	Brokers or Finders	19
4.5	No Approvals or Notices Required	19
4.6	Legal Proceedings	20
ARTICLE V. CERTAIN OBLIGATIONS OF THE PARTIES		20
5.1	Termination of the Prior Agreement; Waiver and Release	20
5.2	Confidentiality	21
5.3	Public Announcements	22
5.4	Hart-Scott Act	22
5.5	Services Agreement; License Agreement	22
5.6	Employment Agreements	22
5.7	Corporate Names, Etc.	23
5.8	Capital Equipment	23
5.9	Employee Matters	23
5.10	Other Contracts	25
5.11	Covenants Not to Compete; Non-Solicitation	25
ARTICLE VI. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		27
6.1	Survival of Representations and Warranties	27
6.2	Indemnification by Sellers	27
6.3	Indemnification by Livewire	29
6.4	Limitations on Amount—Seller	29
6.5	Limitations on Amount—Companies	29
6.6	Maximum Recovery by the Companies	29
6.7	Third Party Claims	29
6.8	Procedure of Indemnification—Other Claims	30
ARTICLE VII. MISCELLANEOUS		30
7.1	Further Assurances	30
7.2	Notices	31
7.3	Entire Agreement	32

ii

7.4	Assignment; Binding Effect; Benefit	32
7.5	Amendment	32
7.6	Extension; Waiver	32
7.7	Headings	32
7.8	Counterparts	32
7.9	Applicable Law	32
7.10	Enforcement	32
7.11	Joint Negotiation	33
7.12	Disclosure Schedule	33

Exhibits:
Exhibit A	Form of Employment Agreements
Exhibit B	Knowledge
Exhibit C	Form of Services Agreement
Exhibit D	Form of Flow of Funds Memorandum
Exhibit E	Form of Bill of Sale and Assumption Agreement
Exhibit F	Form of Assignment and Assumption of Contracts
Exhibit G	Form of Assignment of Leases
Exhibit H	Form of Officer's Certificate-Sellers
Exhibit I	Form of Release
Exhibit J	Form of Opinion of Purchaser's Counsel
Exhibit K	Form of License Agreement

Schedules:
Schedule I	Signing Shareholders
Schedule II	Acquired Businesses
Schedule III	Assets
Schedule IV	[Intentionally Omitted]
Schedule V	Shared Function Assets
Schedule VI	Permitted Encumbrances
Schedule VII	Retained Businesses
Schedule VIII	Shared Functions
Schedule IX	Memoranda of Lease

iii

ASSET PURCHASE AGREEMENT

    THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of this 19th day of July 2000, by and among Liberty SEG Acquisition Sub, LLC, a Delaware limited liability company ("Purchaser"), Liberty Livewire Corporation, a Delaware corporation ("Livewire"), Soundelux Entertainment Group of Delaware, Inc., a Delaware corporation ("Soundelux"), each of the other Sellers (as that term is defined below), and each of the shareholders of Soundelux named on Schedule I attached hereto (each, a "Signing Shareholder" and, collectively, the "Signing Shareholders").

    WHEREAS, concurrently herewith the Sellers desire to sell to Purchaser, a wholly-owned subsidiary of Liberty Media Corporation, a Delaware corporation ("Liberty Media"), and Purchaser desires to purchase, the Assets (as defined herein), in each case on the terms and conditions set forth herein;

    WHEREAS, the Signing Shareholders desire to cause the Sellers to enter into this Agreement and to sell the Assets to Purchaser as provided herein; and

    WHEREAS, the parties intend that, upon the consummation of the transactions contemplated herein, and concurrently herewith, this Agreement and the transactions contemplated hereby (collectively, the "Transactions") supersede the Agreement and Plan of Merger dated as of December 30, 1999, by and among AT&T Corp., C-Group Merger Corp., Liberty Media, Soundelux, SounDelux Entertainment Group, Inc., and the Signing Shareholders (the "Prior Agreement") and the transactions contemplated thereby, and that the Prior Agreement be terminated concurrently with the execution and delivery hereof, without liability or obligation on the part of any party to the Prior Agreement or any other person;

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

    1.1  Certain Definitions.  As used in this Agreement, the following capitalized terms have the corresponding meanings:

    "Acquired Businesses" means each of the following businesses currently operated by the Sellers (each as more specifically described on Schedule II attached hereto, including without limitation, business type, location, and ownership):

  (i)
  Post Production Business Unit: Soundelux Hollywood, Modern Music, Signet Soundelux Studios, Vine Street Studios;

  (ii)
  Content Business Unit: Hollywood Edge, Microphones, Soundelux Audio Publishing, Cyberbuzz, and nextpicture.com; and

  (iii)
  Showorks Production West non-LBE sound editing business;

in each case, as such businesses are operated on the date of this Agreement and the Closing Date.

    An "Affiliate" of any Person means any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Seller Plan). A Person shall be deemed to "control" another Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, neither AT&T Corp. nor any of its Affiliates shall be deemed to be an Affiliate of Liberty Media, Purchaser or Livewire or any of their Affiliates.

    "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto.

    "Assets" means all assets of the Sellers used in or held for use in the Acquired Businesses, other than the Excluded Assets. Without limiting the generality of the foregoing, the Assets shall include:

  (i)
  the leasehold interests identified on Schedule III-1 attached hereto;

  (ii)
  all fixtures, furnishings, equipment and other personal property (whether or not affixed to realty) located on the Closing Date and the date hereof at any of the locations set forth on Schedule III-2 attached hereto, except for the equipment and personal property set forth on Schedule III-3 attached hereto;

  (iii)
  all Working Capital Assets;

  (iv)
  the Assumed Contracts;

  (v)
  all sound and sound effects libraries;

  (vi)
  all vehicles used in connection with the Acquired Businesses, as set forth on Schedule III-4 attached hereto;

  (vii)
  all client lists, lists of past or potential clients and contacts, client contracts and other client-related information and documentation relating to the Acquired Businesses, as set forth on Schedule III-5 attached hereto; provided, however, that Sellers may retain copies of client lists and other client-related information for those clients previously and currently serviced by the Retained Businesses;

  (viii)
  all computer hardware and software used in connection with the Acquired Businesses, other than any computer hardware, software and/or other assets described on Schedule III-3;

  (ix)
  all trademarks, service marks, trade names, corporate names, fictitious names, URLs, telephone and other directory listings, trade dress, logos, designs, trade secrets, copyrights, patents, applications for any of the foregoing, inventions, applications, compilations, works in progress, franchises, licenses, covenants by others not to compete, and other rights and privileges used in or otherwise related to the Acquired Businesses and the right to recover for infringement thereon and all goodwill associated therewith, except for those items set forth on Schedule III-6 attached hereto;

  (x)
  all Transferable Licenses, franchises, permits, authorizations, certificates, approvals, registrations, and other transferable governmental authorizations relating to or required by the Acquired Businesses or all or any of the Assets, as more specifically set forth on Schedule III-7 attached hereto;

  (xi)
  the goodwill and going concern value of the Acquired Businesses;

  (xii)
  all books, records, papers and instruments of whatever nature and wherever located that relate to the Acquired Businesses or the Assets or which are required or necessary in order for Purchaser to conduct the Acquired Businesses from and after the Closing Date in the manner in which it is now conducted or contemplated to be conducted; provided, however, that Sellers shall be entitled to keep copies of, and shall have access (upon reasonable notice and at such times and locations as Purchaser may reasonably determine) for a period of six (6) years after the Closing Date to, such records as may be necessary for Sellers' tax preparation and filing and as may be necessary for Sellers to deal with matters arising from their conduct of the Acquired Businesses prior to the Closing Date;

  (xiii)
  any and all insurance proceeds and insurance claims of the Sellers relating to the Acquired Businesses or all or any part of the Assets and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that the Sellers are entitled to enforce with respect to the Assets against the Sellers' predecessors in title to such assets, if any;

  (xiv)
  all other rights, privileges, claims, causes of action, and options relating to or pertaining to the Acquired Businesses or the Assets and all other or additional privileges, rights, interests, properties and assets of every kind and description, tangible and intangible, real, personal and mixed, and wherever located, that are used or intended for use in connection with, or that are necessary for the continued conduct of, the Acquired Businesses as currently conducted and contemplated to be conducted, including without limitation all assets reflected on the May 28, 2000 balance sheet of the Acquired Businesses.

    "Assumed Liabilities" means (i) the Working Capital Liabilities on the Closing Date, (ii) all obligations accruing and relating to periods after the Closing Date under Transferable Licenses and Assumed Contracts, and (iii) subject to the provisions of Section 5.9(b)(iii) below, all Accrued Severance for each Union Employee who is hired by Purchaser pursuant to Section 5.9. For the avoidance of any doubt, and notwithstanding anything in this Agreement to the contrary, Assumed Liabilities shall not include (x) any Taxes, whether or not accrued, disclosed, or reflected in the Financial Statements, or (y) any liabilities or obligations with respect to or arising under the Seller Plans except to the extent expressly provided otherwise in Section 5.9.

    "Closing" means the consummation of the purchase and sale of the Assets contemplated by this Agreement, as provided in Section 2.3.

    "Closing Date" means the date hereof.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Company Material Adverse Effect" means (i) a material adverse effect on the Transactions (including a material adverse effect on the ability of the Companies to perform their obligations hereunder) or (ii) an adverse effect on the business, assets, liabilities, operations, results of operations, or financial condition of the Companies that is material to the Companies taken as a whole.

    "Contract" means and includes any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, purchase order, commitment or concession of any nature.

    "Disclosure Schedule" means the Schedules constituting a part of this Agreement as contemplated by Article III, copies of which have been delivered to Purchaser on or prior to the date hereof.

    "Employment Agreements" means separate employment agreements between Livewire and each of the Founders, each in substantially the form attached hereto as Exhibit A.

    "Excluded Assets" means (i) cash, cash equivalents, bank deposits (other than security deposits and amounts pledged pursuant to any Assumed Contract), money market accounts, (ii) insurance refunds, tax refunds and prepaid taxes, (iii) corporate and limited liability company minute and stock books, and all other corporate and limited liability company general ledgers, financial records, and tax returns not relating exclusively to the Acquired Businesses, (iv) any and all assets used or held for use primarily by any of the Retained Businesses, and (v) those assets listed on Schedule V attached hereto which assets relate to the Shared Functions.

    "Founders" means each of Lon Bender and Wylie Stateman.

    "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

    "Governmental Entity" means and includes any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

    "Hart-Scott Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder.

    "Know" or "Knowledge" means, with respect to Sellers, the actual knowledge of each of its managers, directors and officers and of each other person listed on Exhibit B.

    "LBE" means location-based entertainment.

    "Lien" means any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, encumbrance, restriction, statutory or other lien, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

    "Material Adverse Effect" or, with respect to Sellers, any similar phrase containing the word "material," means (i) a material adverse effect on the Transactions (including a material adverse effect on the ability of any party hereto to perform its obligations hereunder) or (ii) an adverse effect on the business, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of any Seller(s) that is material to the Acquired Businesses, taken as a whole, other than as a result of (x) adverse economic conditions in the United States generally, (y) the consummation of the Transactions contemplated by this Agreement or any act or omission required by this Agreement, or (z) any changes which are periodic or recurring, on an annual basis, due to the cyclical nature of the Acquired Businesses.

    "MTS Earnout" means the obligations of Soundelux to Sound Management, Inc., Philip Rafnson and John Ayotte pursuant to Section 2.2(e) of the Merger Agreement dated January 1, 1999, between Soundelux and Media Technology Source, Inc.

    "Net Working Capital" as of any date means the amount (which may be a positive or a negative number) determined by subtracting Working Capital Liabilities as of such date from Working Capital Assets as of such date, provided that in making such calculation the amount of Working Capital Assets shall be determined net of an allowance for doubtful accounts, prepared in accordance with GAAP, consistently applied.

    "Permitted Encumbrances" means those items set forth on Schedule VI attached hereto.

    "Person" means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or joint venture or a government or any agency, political subdivision or instrumentality thereof.

    "Required Consents" means all franchises, licenses, authorizations, approvals and consents required under the Transferable Licenses, the Seller Contracts or otherwise for (a) Sellers to transfer the Assets and the Acquired Businesses to Purchaser pursuant to this Agreement, and (b) Purchaser to assume and perform the Transferable Licenses and the Assumed Contracts.

    "Retained Businesses" means all businesses of Sellers other than the Acquired Businesses, including without limitation the theatre design and location based entertainment businesses of Sellers and Sellers' proposed Vocalstream business, each as more specifically described on Schedule VII attached hereto (including without limitation, business type, location, and ownership).

    "Seller Contract" means any Contract to which any Seller is a party.

    "Sellers" means, collectively, (i) Soundelux, (ii) SounDelux Vine Street Studios, LLC, a Delaware limited liability company, (iii) Signet SounDelux Studios, LLC, a Delaware limited liability company, (iv) SounDelux, LLC, a Delaware limited liability company, and (v) AVC Publishing, LLC, a Delaware limited liability company, in each case only with respect to the Assets and the Acquired Businesses.

    "Services Agreement" means an agreement between Soundelux and Purchaser, substantially in the form attached hereto as Exhibit C.

    "Shared Functions" means all accounting, MIS, personnel and other functions shared by the Acquired Businesses and the other business units of Sellers, substantially in accordance with Schedule VIII attached hereto.

    "Subsidiary" when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which such Person or any other Subsidiary of such Person is a general partner or at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

    "Supervisor Bonus" means any bonus or contingent compensation (other than salaries or other regular wages) paid to employees of the Acquired Businesses in connection with the performance and/or completion of services on certain projects.

    "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, ad valorem, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, net worth, franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government (including any Los Angeles City Business License Tax), including any interest, penalty, or addition thereto, without regard to whether such tax is disputed or not or arose before, on or after the Closing Date.

    "Working Capital Assets" as of any date means the sum of all accounts receivable, prepaid expenses and other current assets of Sellers relating to the Acquired Businesses, other than (A) cash, cash equivalents, demand deposits in banks, and money market accounts, (B) prepaid Taxes (including the right to receive any Tax refunds), and (C) Excluded Assets, as such items would be reflected on a consolidated balance sheet of the Acquired Businesses, prepared on a stand-alone, going concern basis in accordance with GAAP, as presented and applied on a basis consistent with the unaudited balance sheet of Sellers with respect to the Acquired Businesses as at May 28, 2000.

    "Working Capital Liabilities" as of any date means the sum of all accounts payable and current accrued expenses of the Sellers relating to the Acquired Businesses, as such items would be reflected on a consolidated balance sheet of the Acquired Businesses as of such date, prepared on a stand-alone, going concern basis in accordance with GAAP, as presented and applied on a basis consistent with the unaudited balance sheet of Sellers with respect to the Acquired Businesses as at May 28, 2000; provided, however, that the Working Capital Liabilities shall exclude (i) any Taxes to be paid by Sellers pursuant to this Agreement, (ii) any accrued salaries, vacation pay, sick pay, and Supervisor Bonuses to be paid by Sellers pursuant to Section 5.9 below, (iii) any indebtedness for borrowed money (including accrued interest), or (iv) any portion of the MTS Earnout, all of which shall remain the responsibility of Sellers after the Closing. Notwithstanding the foregoing, for any project which has commenced, but has not been completed, prior to the Closing Date, and for which a Supervisor Bonus may be payable, Working Capital Liabilities shall include an amount equal to (x) the total anticipated Supervisor Bonus for such project, multiplied by (y) the percentage of work on such project completed as of the Closing Date. By way of example, if a project had commenced prior to the Closing Date for which a Supervisor Bonus of $6,000 may be payable upon completion, and thirty-five percent (35%) of the work on such project had been completed as of the Closing Date, then an amount equal to $2,100 ($6,000 × 0.35 = $2,100) would be included in Working Capital Liabilities.

    1.2  Additional Definitions.  The following additional terms are used as defined in the indicated Sections:

Defined Term	Section Defined In
Accrued Severance	3.12(g)
Acquired Business Employees	3.12(g)
Action	6.7
Appraiser	2.6
Assumed Contracts	3.9
CEA	3.10
Companies	Article IV
Confidential Information	5.2
Disclosing Party	5.2
Edell	5.11(a)(ii)
Environmental and Health Laws	3.8(c)
ERISA	3.12(a)
ERISA Affiliate	3.12(a)
Financial Statements	3.3
Governmental Consents and Filings	3.4(ii)
Hired Employees	5.9(d)
IATSE	5.9(a)
Indemnified Party	6.7
Indemnifying Party	6.7
Interim Balance Sheet	3.3
Interim Balance Sheet Date	3.3
IRS	3.11(b)
Liberty Media	Preamble
License Agreement	5.7
Licenses	3.8(a)
Livewire	Preamble
Local Approvals	3.4(ii)
Orlando Area	5.11(a)(i)
Post Closing Notice	2.2(b)
Prior Agreement	Preamble
Purchaser	Preamble
Purchaser Group	5.11(a)(i)
Receiving Party	5.2
Release	2.3(c)(iii)
Released Claims	5.1(a)
Releasee	5.1(a)
Releasor	5.1(a)
Representatives	5.2
Returns	3.11(a)
Seller Plans	3.12(a)
Signing Shareholders	Preamble
Soundelux	Preamble
Survival Period	6.1
Transactions	Preamble
Transferable Licenses	3.8(b)
Union Employees	3.12(g)
Violation	3.4(iv)
WARN	3.12(c)

    1.3  Terms Generally.  The definitions in Sections 1.1 and 1.2 apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be construed as if followed by the words "without limitation." The words "herein," "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof, unless the context otherwise requires. All references herein to Articles, Sections, Exhibits and Schedules are references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, any references to any agreement or other instrument or statute or regulation are to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "business") shall mean a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular day, and such day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day.

ARTICLE II
PURCHASE AND SALE OF ASSETS

    2.1  Purchase and Sale.  At the Closing, on the terms and subject to the conditions set forth herein, Sellers will sell to Purchaser, and Purchaser shall purchase from Sellers, all of Sellers' right, title and interest in and to the Assets, free and clear of any and all Liens, except for Permitted Encumbrances.

    2.2  Purchase Price; Working Capital Adjustment.

    (a) Subject to adjustment as provided in Section 2.2(b), the purchase price for the Assets and the Acquired Businesses hereunder shall be an amount equal to Ninety Million Dollars ($90,000,000) in cash. The purchase price shall be payable at the Closing by wire transfer of immediately available funds distributed in accordance with the flow of funds memorandum attached hereto as Exhibit D.

    (b) Within sixty (60) days following the Closing, Purchaser shall conduct an audit and reconciliation to calculate the Net Working Capital as of the Closing Date. Purchaser shall provide the Sellers with a written notice (the "Post Closing Notice") setting forth in reasonable detail the supporting calculations made by Purchaser in determining the Net Working Capital as of the Closing Date, together with a certificate of Purchaser's chief accounting officer to the effect that, in the opinion of such officer, after examining the books and records of the Acquired Businesses, the Post Closing Notice represents fairly the Net Working Capital in all material respects. In the event the Sellers dispute Purchaser's determination of Net Working Capital as of the Closing Date as set forth in the Post Closing Notice, then the parties shall negotiate in good faith for a period of thirty (30) days to reach an agreement on the final determination of Net Working Capital. If the parties are unable to reach an agreement within such thirty (30) day period, then the parties shall submit their dispute to binding arbitration with a national accounting firm (other than any accounting firm having a relationship with either party). If Net Working Capital as of the Closing Date is finally determined to be less than $3,750,000, then the Sellers shall immediately return to Purchaser cash in amount equal to (i) $3,750,000 minus (ii) Net Working Capital as of the Closing Date.

    2.3  Closing.

    (a)  Closing Date and Location.  The Closing shall take place (i) at 10:00 a.m. (pacific time) at the offices of Livewire, 625 Arizona Avenue, Santa Monica, California 90401, on the date hereof, and concurrently with the execution and delivery of this Agreement, or (ii) on such other date and at such other time or place as is mutually agreed by the parties hereto.

    (b)  Obligations of Sellers.  At the Closing, Sellers shall deliver or cause to be delivered to Purchaser the following items:

       (i) a Bill of Sale and Assumption Agreement in the form attached hereto as Exhibit E;

      (ii) an Assignment and Assumption of Contracts in the form attached hereto as Exhibit F;

      (iii) one or more Assignments of Leases in the form attached hereto as Exhibit G and, if requested by Purchaser, short forms or memoranda of such Assignments in recordable form;

      (iv) to the extent not prohibited by the terms of such lease, if requested by Purchaser, a memorandum of lease for each lease set forth on Schedule IX;

      (v) motor vehicle title certificates, assignments in registrable form with respect to trademarks, service marks, patents, copyrights and applications or registrations for the same included in the Assets, and such other transfer instruments as Purchaser may deem necessary or advisable to transfer the Assets to Purchaser and to perfect Purchaser's rights in the Assets;

      (vi) an officer's certificate in the form attached hereto as Exhibit H;

     (vii) the Services Agreement, duly executed;

     (viii) the Employment Agreements, duly executed;

      (ix) the License Agreement, duly executed;

      (x) the favorable opinion of Loeb & Loeb, LLP (or such other counsel acceptable to Purchaser), as counsel for the Sellers, dated as of the date hereof, with respect to the following matters:

        (A) Due organization, existence and good standing of each of the Sellers;

        (B) Power and authority of each Seller to enter into this Agreement and the Services Agreement, sell the Assets, and otherwise perform its obligations under, and comply with the terms and provisions of, this Agreement and the Services Agreement;

        (C) Due authorization, execution and delivery of this Agreement and the Services Agreement;

        (D) This Agreement and the Services Agreement are binding obligations of Sellers, in each case enforceable in accordance with their respective terms;

        (E) Execution and delivery of this Agreement, the Services Agreement, sale of the Assets, and performance by each Seller of its obligations hereunder and thereunder, and compliance by such parties with the terms and provisions hereof and thereof, will not conflict with, violate, result in a breach of or default under, or the acceleration of the obligations of any party, or any other onerous condition, under, or give rise to any right or termination or acceleration hereunder or thereunder;

  In rendering its opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by officers of Sellers and by government officials, and upon such other documents and data as such counsel deems appropriate as a basis for the opinion. Such counsel may specify the jurisdiction or jurisdictions in which the members or partners, as applicable, thereof are admitted to practice, that they are not admitted to practice in any other jurisdiction or experts in the law of any other jurisdiction and that, to the extent the foregoing opinion concerns the laws of any other jurisdiction or pertains to matters beyond the scope of such counsel's engagement, such counsel may rely upon the opinion of counsel admitted to practice in such other jurisdiction. Any opinion relied upon by such counsel shall be delivered together with the opinion of such counsel, which shall state that such counsel believes that reliance thereon is justified.

      (xi) all Required Consents (including, without limitation, any Required Consent under, or evidence of the release and satisfaction of, Soundelux's existing bank credit facility);

     (xii) evidence that all Liens (other than Permitted Encumbrances) have been satisfied, together with executed payoff demand letters (and UCC releases where applicable) in a form reasonable satisfactory to Purchaser from each of the creditors of the Sellers that will be paid off at Closing; and

     (xiii) such other certificates of public officials, documents or instruments of further assurance as may reasonably be requested by Purchaser.

    (c)  Obligations of Purchaser.  At the Closing, Purchaser shall deliver or cause to be delivered to Sellers the following:

       (i) payment of the purchase price pursuant to Section 2.2;

      (ii) the Services Agreement, duly executed;

      (iii) the License Agreement, duly executed;

      (iv) the waiver and release in the form attached hereto as Exhibit I (the "Release") duly executed by each of Liberty Media and AT&T Corp.;

      (v) the opinion of counsel for Purchaser, dated as of the date hereof, in the form attached hereto as Exhibit J; and

      (vi) such other documents or instruments of further assurance as may reasonably be requested by Sellers.

    (d)  Other Deliveries at Closing.  At the Closing, (i) each of Soundelux and Purchaser shall make all deliveries required to be made by such party at the Closing pursuant to the Services Agreement, (ii) each of the Founders shall make all deliveries required to be made at the Closing by such Founder pursuant to his Employment Agreement with Livewire, and (iii) Livewire shall make all deliveries required to be made at the Closing by Livewire pursuant to the Employment Agreements with each of the Founders.

    2.4  Assumption of Liabilities.  At the Closing, Purchaser shall assume the Assumed Liabilities. Each of the parties hereto acknowledges and agrees that Purchaser will not assume or have any responsibility for any liabilities or obligations of Seller whatsoever other than the Assumed Liabilities, and that Purchaser is acquiring the Assets on a debt-free basis, free and clear of all Liens, other than Permitted Encumbrances.

    2.5  Transfer Taxes.  Sellers will be responsible for the payment of any state or local sales, use, transfer, excise, documentary or license taxes or fees or any other charge (including filing fees, other than filing fees under the Hart-Scott Act) imposed by any Governmental Authority with respect to the transfer of any of the Assets pursuant to this Agreement.

    2.6  Purchase Price Allocation.  The purchase price for the Assets shall be allocated by Purchaser pursuant to an appraisal conducted by either (i) Valuation Counselors or (ii) CBIZ Valuations, such appraiser (the "Appraiser") to be selected by Sellers after consultation with Purchaser. Such purchase price shall be allocated among the Assets in accordance with the applicable provisions of the Code and the regulations thereunder, such allocation being made in the good faith determination of Purchaser. Purchaser shall direct the Appraiser to conduct the appraisal in a commercially reasonable and fair fashion and shall not instruct the Appraiser to artificially inflate the value of any fixed asset. Sellers and Purchaser agree to file in accordance with, and as and when required by, the Code Form 8594 reflecting such allocation. The fees and expenses of such appraisal firm shall be borne by Purchaser.

    2.7  Expenses.  Except as otherwise may be provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such cost or expense.

    2.8  Contribution.  Upon the consummation of the Transactions, or within a reasonable period of time thereafter, Liberty Media shall contribute one hundred percent (100%) of the outstanding ownership interests of Purchaser to Livewire pursuant to the terms of that certain Contribution Agreement, dated as of February 11, 2000 (as amended), between Liberty Media and The Todd-AO Corporation (now known as Livewire). Upon such contribution, Livewire shall assume all rights and obligations of Purchaser under this Agreement, the Services Agreement, the License Agreement, and all other documents executed in connection with this Agreement, and the parties hereto agree that all such rights and obligations shall inure to the benefit of Livewire.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

    Each of the Sellers, jointly and severally, makes the representations and warranties set forth below, except as expressly set forth in the Disclosure Schedule, as of the date hereof. Each exception to the representations and warranties set forth in the Disclosure Schedule shall reference by Section number the representation and warranty to which it applies.

    3.1  Organization and Qualification.  Each of Sellers (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Sellers is duly qualified or licensed to do business and in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

    3.2  Authorization and Validity of Agreement.  The Sellers have all requisite corporate or limited liability company power and authority to enter into this Agreement and to perform their obligations hereunder and consummate the Transactions. The execution and delivery by the Sellers of this Agreement, the performance by the Sellers of their respective obligations hereunder, and the consummation of the Transactions have been duly and validly authorized by the Soundelux Board and by all other corporate and stockholder or member action on the part of Soundelux and each of the other Sellers. This Agreement has been duly executed and delivered by each of the Sellers and is a legal, valid and binding obligation of each of the Sellers, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

    3.3  Financial Statements.  Attached to Section 3.3 of the Disclosure Schedule are (i) the audited balance sheets of Soundelux and its consolidated subsidiaries as at December 27, 1998 and January 2, 2000, and the related audited statements of operations, retained earnings and cash flows for each of the three years ended December 31, 1997, December 27, 1998, and January 2, 2000 (including the notes thereto and other financial information included therein), certified in each case by KPMG Peat Marwick LLP, the independent certified public accountants for Soundelux, and (ii) the unaudited consolidating balance sheet (the "Interim Balance Sheet") of Soundelux and the other Sellers at May 28, 2000 (the "Interim Balance Sheet Date"), and the related unaudited consolidating statements of operations of Soundelux and the other Sellers relating solely to the Acquired Businesses, for the period from January 2, 2000, through the Interim Balance Sheet Date, in each case prepared by Sellers

(such audited and unaudited financial statements, collectively, the "Financial Statements"). Except as provided in Section 3.3 of the Disclosure Schedule, the Financial Statements (A) conform to the books and records of Sellers in all material respects, (B) fairly present the financial position of Sellers as of the dates indicated and the results of operations, for the respective periods indicated and (C) were prepared in accordance with GAAP, consistently applied; provided that the Interim Balance Sheet and other interim statements are subject to normally recurring adjustments (none of which are material, individually or in the aggregate) and do not include any required footnote disclosure. Except as set forth in Section 3.3 of the Disclosure Schedule as and to the extent reflected or reserved against in the Interim Balance Sheet, Sellers did not, insofar as the Acquired Businesses were concerned, as of the Interim Balance Sheet Date have any material liability or obligation of any kind, whether accrued, absolute, contingent, unliquidated or other and whether due or to become due (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits). Since the Interim Balance Sheet Date, Sellers have not, insofar as the Acquired Businesses were concerned, incurred any liability or obligation of any kind that alone or in the aggregate is material, except in the ordinary course of business. Sellers make no representations or warranties whatsoever with respect to the forecasted performance of the Acquired Businesses and shall have no responsibility or liability for any projections or forecasts of the same which previously may have been delivered to Purchaser or any of its Affiliates.

    3.4  No Approvals or Notices Required; No Conflict with Instruments.  The execution and delivery by the Sellers of this Agreement do not and the performance by the Sellers of their obligations hereunder and the consummation of the Transactions do not:

       (i) conflict with or violate the Soundelux Charter or By-laws or the charter or by-laws or operating agreement of any other Seller;

      (ii) require any consent, approval, order or authorization of or other action by, or any registration, qualification, declaration or filing with or notice to, any Governmental Entity (collectively, "Governmental Consents and Filings"), with respect to Soundelux or any other Seller, except (A) such Governmental Consents and Filings (the "Local Approvals") with foreign, state and local Governmental Entities as may be required with respect to any Transferable Licenses held by any of the Sellers, or as may otherwise be required under laws applicable to the conduct of the businesses of the Sellers, and (B) all filings required to be made pursuant to the pre-merger notification requirements of the Hart-Scott Act;

      (iii) require, on the part of any Seller, any consent by or approval or authorization of or notice to any Person (other than a Governmental Entity), whether under any Seller Contract or otherwise, except as set forth in Section 3.4(iii) of the Disclosure Schedule and except where the failure to obtain or give the same would not have a Material Adverse Effect;

      (iv) assuming that the consents and notices described in Section 3.4(iii) of the Disclosure Schedule are obtained and given, conflict with or result in any violation or breach of or default under, or give rise to a right of termination, cancellation, suspension, modification or acceleration of any obligation or any increase in any payment required by or the impairment, loss or forfeiture of any benefit, rights or privileges under or the creation of a Lien or other encumbrance on any assets pursuant to (any of the foregoing, a "Violation") any Contract to which any Seller is a party, by which any Seller or any of its respective assets or properties is bound or affected, or pursuant to which any Seller is entitled to any rights or benefits (in any such case, with or without notice or lapse of time, or both); or

      (v) assuming that the Governmental Consents and Filings specified in Section 3.4(ii) are obtained, made and given, result in a Violation of any law, rule, regulation, order, judgment or decree applicable to any Seller or by which any of its respective properties or assets are bound or affected.

Section 3.4(ii) of the Disclosure Schedule identifies all Local Approvals required by the Sellers in connection with the execution and delivery of this Agreement by the Sellers, the performance by Sellers of their obligations hereunder and the consummation of the Transactions as contemplated hereby, other than any such Local Approvals that meet both of the following requirements: (x) the failure of such Local Approvals to be obtained would not, individually or in the aggregate, have a Material Adverse Effect, and (y) Sellers are not aware, after due diligence, that such Local Approval is so required.

    3.5  Absence of Certain Changes or Events.  Except as otherwise disclosed in Section 3.5 of the Disclosure Schedule, since May 28, 2000 and to the Closing Date:

    (a) there has not been any material adverse change in the business, assets, liabilities, operations, results of operations, condition (financial or otherwise) of the Acquired Businesses, taken as a whole, and to Sellers' Knowledge no event has occurred and no condition exists that, individually or together with any other events or conditions, has had or is reasonably likely to have a Material Adverse Effect;

    (b) Sellers have conducted the Acquired Businesses only in, and have not take any action except in, the ordinary and usual course of their business and consistent with past practice;

    (c) Sellers have used reasonable efforts, in the ordinary and usual course of their businesses and consistent with past practice, to preserve intact the business organization of the Acquired Businesses, preserve the Licenses relating to the Acquired Businesses in full force and effect, keep available the services of its present officers and key employees, and preserve the good will of those having business relationships with it;

    (d) with respect to the Acquired Businesses, no Seller has (i) accelerated or delayed, as compared to its usual and customary practices in the ordinary course of business, in the payment, invoicing or collection of any accounts payable, prepaid expenses, or accounts receivable (or otherwise take any action, the purpose or principle effect of which is to increase or decrease Net Working Capital), or (ii) entered into or assumed any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing;

    (e) with respect to the Acquired Businesses, no Seller has (i) modified or changed in any material respect any material License or Seller Contract, other than in the ordinary course of business consistent with past practice; (ii) entered into any new employment, consulting, agency or commission agreement, made any amendment or modification to any existing such agreement or granted any increases in compensation, (x) in each case other than in the ordinary course of business consistent with past practice, and with or granted to persons who are not executive officers or directors of any Seller, and that did not, in the aggregate, materially increase the compensation or benefit expense of any Seller, and (y) other than the regular annual salary increase granted in the ordinary course of business and consistent with past practice to officers and employees of Sellers; (iii) established, amended or modified in any material respect any Seller Plan or any other employee benefit plan of any kind referred to in Section 3.12(a), except to the extent required by any applicable law or the existing terms of such Seller Plan or by the provisions of this Agreement; (iv) paid, discharged or satisfied claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in its May 28, 2000 balance sheet or incurred since the date of such balance sheet in the ordinary course of business and consistent with past practice and scheduled repayments of indebtedness reflected on the May 28, 2000 balance sheet; (v) cancelled any debts or waived any claims or rights, except in the ordinary course of business and consistent with past practice; (vi) accelerated the payment of, or otherwise prepaid, any existing outstanding indebtedness for borrowed money except as required by any Contract to which any Seller is a party or except in the ordinary course of business and consistent with past practice; (vii) other than as contemplated or otherwise permitted by this Agreement and other than the normal cash management practices of Sellers conducted in the ordinary and usual course of their business and consistent with past practice, made any advance or loan to or engaged in any transaction with any director, officer, partner or affiliate; or (viii) entered into or assumed any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing; and

    (f)  no Seller has sold, leased, encumbered or otherwise disposed of, or agreed to sell, lease, encumber or otherwise dispose of, any of its Assets, except in the ordinary course of business consistent with prior practice.

    3.6  Information Supplied.  None of the information supplied at Closing by Sellers or any of their Affiliates, directors, officers, employees, agents or representatives in writing specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in, any documents filed with any Governmental Entity in connection with the Transactions, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. For this purpose, any such information included or incorporated by reference in any such document will be deemed to have been so supplied in writing specifically for inclusion or incorporation therein if such document was available for review by Sellers a reasonable time before such document was filed (but the foregoing shall not be the exclusive manner in which it may be established that such information was so supplied).

    3.7  Legal Proceedings.  Except as set forth in Section 3.7 of the Disclosure Schedule, (a) there is no suit, action or proceeding pending or, to the Knowledge of Sellers, any investigation pending or any suit, action, proceeding or investigation threatened, against, involving or affecting any Seller or any of its or their properties or rights, that is, if adversely determined, reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect; (b) there is no judgment, decree, Injunction, rule or order of any Governmental Entity applicable to any Seller that has or is reasonably likely to have, either individually or in the aggregate, any such effect; and (c) to the Knowledge of Sellers, there is no action, suit, proceeding or investigation pending or threatened against any Seller that seeks to restrain, enjoin or delay the consummation of the Transactions or that seeks damages in connection therewith, and no permanent or preliminary Injunction or restraining order or other order by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition has been entered or issued against or affecting any Seller, (i) preventing consummation of the Transactions as provided herein, or permitting such consummation only subject to any condition or restriction that has had or would have a Company Material Adverse Effect, (ii) requiring the divestiture, as a result of consummation of the Transactions, of a material portion of the business or assets of the Companies and their Subsidiaries and Affiliates taken as a whole, or (iii) requiring the Companies or their Subsidiaries to cease or refrain from engaging in any line of business, including any line of business conducted by the Acquired Businesses, as a result of the consummation of the Transactions.

    3.8  Licenses; Compliance with Regulatory Requirements.

    (a) The Sellers hold all licenses, franchises, authorizations, permits, certificates, variances, exemptions, concessions, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign that are material to the ownership of the Assets and operation of the Acquired Businesses to which such Licenses relate or are required to conduct the Acquired Businesses or to own, lease, use and operate the Assets at the places and in the manner in which the Acquired Businesses are conducted as of the date of this Agreement and on the Closing Date (collectively, the "Licenses").

    (b) Section 3.8(b) of the Disclosure Schedule sets forth an accurate and complete listing of (i) all Licenses, (ii) all Licenses of the Sellers that are transferable to Purchaser in connection with the Transactions (collectively, the "Transferable Licenses"), and (iii) all Required Consents under the Transferable Licenses.

    (c) Each of the Sellers is in compliance in all material respects with, and has conducted its business so as to comply in all material respects with, the terms of its Licenses and with all applicable laws, rules, regulations, ordinances and codes, domestic or foreign. Without limiting the generality of the foregoing, Sellers (i) have all Licenses of foreign, state and local governmental authorities required for the operation of the facilities being operated by the Acquired Businesses, (ii) have duly and currently filed all reports and other information required to be filed by any Governmental Entity in connection with such Licenses, and (iii) are not in violation in any material respect of any of such Licenses. Without limiting the generality of the foregoing, to the Knowledge of the Sellers, the Sellers have duly complied in all material respects with, and the operation of the Assets and the facilities owned or leased by each Seller in the conduct of the Acquired Businesses are in compliance in all material respects with the provisions of all applicable federal, state and local environmental, health and safety laws, statutes, ordinances, rules and regulations of any governmental or a quasi governmental authority relating to (i) errors or omissions, (ii) discharges to surface water or ground water, (iii) solid or liquid waste disposal, (iv) the use, storage, generation, handling, transport, discharge, release or disposal of toxic or hazardous substances or waste, (v) the emission of non-ionizing electromagnetic radiation or (vi) other environmental, health or safety matters, including all matters set forth in the Comprehensive Environmental Response Compensation and Liability Act of 1980 as amended by the Superfund Amendments and Authorization Act of 1986; the Occupational Safety and Health Act; the Resource Conservation Recovery Act of 1976; the Federal Water Pollution Control Act of 1970; the Safe Drinking Water Act of 1974; the Toxic Substances Control Act of 1976; the Emergency Planning Community Right to Know Act of 1986, as amended; and the Clean Air Act, as amended (collectively "Environmental and Health Laws"). To the Knowledge of Sellers, there are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending, anticipated or threatened against any Seller relating to violations of the Environmental and Health Laws. The Sellers have not received any notice of, and do not Know or have any reason to suspect, any facts that would constitute a violation of any Environmental and Health Laws that relate to the use, ownership or occupancy of any property or facilities used by Sellers in connection with the operation of the Acquired Businesses that would result in a violation or threatened violation of any Environmental or Health Laws.

    3.9  Seller Contracts.  Section 3.9 of the Disclosure Schedule sets forth an accurate and complete listing of (i) all Seller Contracts related to the operation of the Acquired Businesses or the Assets or which are required to conduct the Acquired Businesses or to own, lease, use and operate the Assets at the places and in the manner in which the Acquired Businesses are conducted as of the date of this Agreement and on the Closing Date (collectively, the "Assumed Contracts"), and (ii) all Required Consents under the Assumed Contracts.

    3.10  Brokers or Finders.  No agent, broker, investment banker, financial advisor or other Person is or will be entitled, by reason of any agreement, act or statement by any Seller or any of its Affiliates, directors, officers, employees or agents, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement, except to the extent provided for in the Seller Representation Agreement dated June 1999, between Communications Equity Associates, Inc. ("CEA") and Soundelux, a true, correct and complete copy of which has been delivered by Soundelux to Purchaser prior to the date of this Agreement, and Soundelux agrees to indemnify and hold Purchaser and its subsidiaries, Affiliates, directors, officers, employees and agents harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions, expenses or claims for indemnification or contribution asserted by CEA or by any other Person.

    3.11  Tax Matters.  Except as set forth in Section 3.11 of the Disclosure Schedule:

    (a) All federal, state, local and foreign tax returns required to be filed by or on behalf of Sellers (and their respective predecessors, if any) ("Returns") have been or will be filed and Sellers (and their respective predecessors) have paid or shall pay Taxes shown thereon.

    (b) To Sellers' Knowledge, no deficiencies or assessments have been asserted in writing by the Internal Revenue Service ("IRS") with respect to the Returns.

    (c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the Sellers or any of their respective Assets.

    (d) There are no unsatisfied actual or, to the best of Sellers' Knowledge, proposed adjustments or assessments for Taxes against Sellers.

    (e) To Sellers' knowledge, there are no pending audits, actions, proceedings, disputes, claims or investigations with respect to any Taxes payable by or asserted against Sellers.

    (f)  Except for the United States of America, the State of California, the State of Delaware, the State of Florida, the State of Iowa, and the United Kingdom, and except as set forth in Section 3.11(f) of the Disclosure Schedule, there are no other jurisdictions in which income or franchise tax returns and reports, and returns and reports relating to the payment of Tax based upon the ownership or use of property therein or the derivation of income therefrom or measured by premiums or investments in tangible or intangible property, were, or were required to be, filed by Sellers or in which any Seller was required to be included and to which any Seller would have a material tax liability, in each case as related solely to the Assets or the Acquired Businesses.

    3.12  Employee Matters.

    (a) Section 3.12(a) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to at any time since January 1, 1994, by any Seller with respect to the Acquired Businesses or by any trade or business, whether or not incorporated ("ERISA Affiliate"), that together with any Seller(s) would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of Sellers or any ERISA Affiliate with respect to the Acquired Businesses, including any such type of plan established, maintained or contributed to under the laws of any foreign country (the "Seller Plans"). Section 3.12(a) of the Disclosure Schedule identifies each Seller Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA. Except as set forth in Section 3.12(a) of the Disclosure Schedule, Sellers have delivered to Purchaser true and complete copies of each current Seller Plan and, if any current Seller Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding document, the most recent determination letter issued by the IRS with respect to each Seller Plan for which such a letter has been obtained, annual reports on Form 5500 required to be filed with any Governmental Entity for each Seller Plan that is an employee pension benefit plan for the three most recent plan years and all required actuarial reports for the last two plan years of each Seller Plan.

    (b) None of Sellers nor any of Sellers' ERISA Affiliates has incurred (nor has any event occurred or condition been incurred or a claim been threatened which reasonably can be anticipated to result in a Seller or any of Sellers' ERISA Affiliates incurring) any material obligation or liability in connection with any existing or previously existing Seller Plan with respect to the Acquired Businesses which could become, on or after the Closing Date, an obligation or liability of Purchaser or any of its Affiliates or which has or could give rise to any Liens on any of the Assets. Without limiting the foregoing, (i) no Seller Plan maintained or formerly maintained by any Seller or by an ERISA Affiliate is underfunded, (ii) the Sellers do not participate in any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) which is underfunded, (iii) the Transactions contemplated by this Agreement shall not result in a liability to Purchaser under Section 4069 of ERISA, and (iv) each Seller Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.

    (c) Except as set forth in Section 3.12(c) of the Disclosure Schedule, no Seller is a party to or bound by the terms of any collective bargaining agreement. Each Seller is in compliance in all material respects with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wage and hours of its employees and is not engaged in any unfair labor practice. There is no labor strike or labor disturbance pending or, to the Knowledge of Sellers, threatened against any Seller, and during the past five years no Seller has experienced a work stoppage. No Seller has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 ("WARN").

    (d) Except as set forth in Section 3.12(d) of the Disclosure Schedule, no Seller Plan provides welfare benefits, including death or medical benefits, with respect to current or former employees or consultants of any Seller beyond their retirement or other termination of service (other than coverage mandated by applicable law).

    (e) Except as set forth in Section 3.12(e) of the Disclosure Schedule, to Sellers' Knowledge, there are no material pending, threatened or anticipated claims by or on behalf of any Seller Plan, by any employee or beneficiary covered under any such Seller Plan with respect to such Seller Plan, or otherwise involving any such Seller Plan (other than routine claims for benefits).

    (f)  Section 3.12(f) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of each of the following agreements, arrangements and commitments to which any Seller is a party or by which any of them may be bound with respect to the Acquired Businesses: (i) each employment, consulting, agency or commission agreement not terminable without liability to Sellers upon 60 days' or less prior notice to the employee, consultant or agent and involving compensation or remuneration of more than $150,000 per annum; (ii) each labor union or collective bargaining agreement; (iii) each agreement with any executive officer or other key employee of the Sellers, the benefits of which are contingent, or the terms of which are materially altered, upon the consummation of the transactions contemplated by this Agreement; (iv) each agreement with respect to any officer or other key employee of the Sellers providing any term of employment or compensation guarantee extending for a period longer than one year; and (v) each other material agreement or Seller Plan any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth in Section 3.12(f) of the Disclosure Schedule, none of the Sellers is a party to any agreement, arrangement, commitment or understanding that has resulted or would result, upon the consummation of the transactions contemplated under this Agreement or otherwise, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

    (g) Section 3.12(g) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of (i) all current employees of Sellers engaged primarily in the Acquired Businesses, prepared in good faith by Sellers (the "Acquired Business Employees"), (ii) all Acquired Business Employees who are members of a labor union or subject to a collective bargaining agreement (the "Union Employees"), and (iii) the accrued severance benefit to which each such Union Employee would be entitled as of the Closing Date in the event that such employees' employment were terminated as of the Closing Date (the "Accrued Severance").

    3.13  No Investment Company.  No Seller is an "investment company" subject to the registration requirements of, or regulation as an investment company under, the Investment Company Act of 1940, as amended.

    3.14  Vote Required; Consents Under Employee Plans.  The only vote of shareholders of Soundelux required under the Soundelux Charter, By-laws and the DGCL in order to approve and adopt this Agreement and the Transactions is the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of Soundelux Stock voting together as a single class, and no other vote or approval of or other action by the holders of any capital stock of Soundelux is required.

    3.15  Recommendation of Soundelux Board; Shareholder Approval.

    (a) The Soundelux Board, by vote at meetings duly called and held, has approved this Agreement and the Transactions and has declared them advisable, determined that this Agreement and the Transactions are fair to and in the best interests of Soundelux's shareholders, and has adopted resolutions recommending approval and adoption of this Agreement and the Transactions by the shareholders of Soundelux.

    (b) A majority of the aggregate voting power of the issued and outstanding shares of Soundelux Stock voting together as a single class have approved this Agreement and the Transactions.

    3.16  Adequacy of Properties; Intangible Property.

    (a) The Assets are in all material respects suitable and adequate for the conduct of the Acquired Businesses and, except as otherwise disclosed in Section 3.16(a) of the Disclosure Schedule, the Sellers have good and marketable title to or valid leasehold or other contractual interests in the Assets, free and clear of all Liens other than Permitted Encumbrances. All Liens affecting or otherwise encumbering the Assets are listed on Section 3.16(a) of the Disclosure Schedule.

    (b) The Sellers own or have adequate rights to use all patents, trademarks, trade names, service marks, brands, logos, copyrights, trade secrets, customer lists and other proprietary intellectual property rights required for, used in or incident to the Acquired Businesses as now conducted or proposed to be conducted. Except as otherwise disclosed in Section 3.16(b) of the Disclosure Schedule, the Sellers have not received notice, and have no reason to Know, of any claim or threatened infringement of the rights of others with respect to any patents, trade secrets, trademarks, service marks, trade names, brands, logos, copyrights or licenses used or owned by Sellers in connection with any of the Acquired Businesses, each of which is listed in Section 3.16(b) of the Disclosure Schedule. With respect to the Acquired Businesses, Sellers are not, and have no reason to believe that they are, infringing upon or otherwise violating, or have in the past infringed upon or otherwise violated, the rights of any third party with respect to any patent, trade secret, trademark, trade name, service mark or copyright, other than any such infringement or violation that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to the Acquired Businesses, no current or former employee of any Seller is or was a party to any confidentiality agreement and/or agreement not to compete that restricts or prohibits or restricted or prohibited at any time during such employee's employment by such Seller, such employee's performance of said Seller's business in any material respect, as the case may be, or any activity that such employee was hired to perform. With respect to the Acquired Businesses, the Sellers are not now using, and have not in the past used without appropriate authorization, any confidential information or trade secrets of any third party. Sellers have never received any notice alleging such conduct.

    3.17  Transactions with Affiliates and Certain Agreements.  Section 3.17 of the Disclosure Schedule sets forth an accurate and complete listing of all Contracts, leases, agreements and understandings with respect to the Acquired Businesses, whether written or oral, to which any Seller is a party, or by which any Seller or any of their respective Assets are bound, that contain any material restriction or limitation on the ability of Sellers to engage in any business anywhere in the world. Sellers have previously provided or made available to Purchaser true and complete copies of each of the foregoing agreements. Except as otherwise disclosed in Section 3.17 of the Disclosure Schedule, with respect to the Acquired Businesses, there are no relationships or transactions involving Sellers of a type that Sellers would have been required to disclose in any registration statement filed by any Seller under the Securities Act pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

    3.18  No Excise Tax Obligations.  Sellers do not have any obligation to make payments to any past or present employees of Sellers as a result of the imposition of any excise taxes pursuant to Section 4999 of the Code or the imposition of any excise or similar taxes pursuant to any similar provision of state or local law.

    3.19  Equipment Leases.  Section 3.19 of the Disclosure Schedule sets forth an accurate and complete listing of all capital and operating leases for equipment used in or by the Acquired Businesses.

    3.20  Bulk Sale.

    (a) Sellers' principal business is not the sale of inventory from stock.

    (b) Compliance with the notice provisions, assumption provisions, or escrow provisions of Division 6 of the California Commercial Code or any bulk transfer law of any state is unnecessary.

    3.21  Real Property.  Section 3.21 of the Disclosure Schedule lists all real property leased or subleased to or by the Sellers in connection with the Acquired Businesses. Sellers have delivered to Purchaser true, complete and correct copies of all such leases and subleases of real property. Each such lease and sublease is legal, valid, binding, enforceable and in full force and effect in accordance with its terms. None of the Sellers has received notice of any breach or default on the part of any of them with respect to such leases and subleases or has breached any such lease or sublease and, to the Knowledge of the Sellers, there are no defaults or events or circumstances which, with the giving of notice, lapse of time, or both, would constitute a default or breach thereunder.

    3.22  Full Disclosure.  To Sellers' Knowledge, no statement in this Agreement (including without limitation the Schedules and Exhibits thereto) or in any certificate, instrument or other document delivered pursuant to the requirements of this Agreement by or on behalf of Sellers to Purchaser (or to any officer, director, agent, employee, Subsidiary or Affiliate of any of them) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

    Purchaser and Livewire (collectively, the "Companies") hereby represent and warrant to Sellers as follows, as of the date hereof:

    4.1  Organization and Qualification.  Each of the Companies (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Companies and their Subsidiaries taken as a whole.

    4.2  Authorization and Validity of Agreement.  This Agreement has been duly executed and delivered by the Companies. The Companies have all requisite corporate and limited liability company power and authority to enter into this Agreement and have all requisite corporate and limited liability company power and authority to perform their obligations hereunder and to consummate the Transactions. The execution and delivery by the Companies of this Agreement and the performance by the Companies of their obligations hereunder have been duly and validly authorized by all necessary corporate or member action on their part. This Agreement is a legal, valid and binding obligation of the Companies, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

    4.3  Information Supplied.  None of the information supplied at Closing by the Companies relating to them or any of their Subsidiaries for inclusion or incorporation by reference in, and which was included or incorporated by reference in, any documents filed with any Governmental Entity in connection with the Transactions, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication.

    4.4  Brokers or Finders.  No agent, broker, investment banker, financial advisor or other Person is or will be entitled, by reason of any agreement, act or statement by the Companies or any of their Subsidiaries, Affiliates, directors, officers, employees or agents, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement, and the Companies agree to indemnify and hold Sellers and their respective Affiliates, directors, officers, employees and agents harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions, expenses or claims for indemnification or contribution asserted by any other Person on the basis of any act or statement made or alleged to have been made by the Companies or any of their Subsidiaries, Affiliates, directors, officers, employees or agents.

    4.5  No Approvals or Notices Required.  The execution and delivery by the Companies of this Agreement do not and the performance by the Companies of their obligations hereunder and the consummation of the Transactions will not:

       (i) conflict with or violate the certificate of incorporation or bylaws or operating agreement of the Companies as in effect on the date hereof;

      (ii) require any consent, approval, order or authorization of or other action by, or any registration, qualification, declaration or filing with or notice to, any Governmental Entity, with respect to the Companies, except (A) the filing with the Commission of such reports under Sections 13(a) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the Transactions, (B) any other Governmental Consents and Filings required with foreign, state and local Governmental Entities with respect to any Licenses of the Companies or any of their Affiliates or as may otherwise be required under any laws applicable to the conduct of the business of the Companies and their Affiliates; (C) all filings required to be made pursuant to the pre-merger notification requirements of the Hart-Scott Act; (D) the filing by Sellers of all other Government Consents and Filings required to be filed by or on behalf of Sellers or any of their Affiliates; and (E) any other filings the absence of which would not, individually or in the aggregate, result in a Material Adverse Effect;

      (iii) conflict with or result in any Violation of, any Contract to which the Companies or any Affiliate is a party, other than any Violations that would not, individually or in the aggregate, result in a Company Material Adverse Effect; or

      (iv) assuming that the Governmental Consents and Filings specified in clauses (A) through (E) of Section 4.5 (ii) are obtained, made and given, result in a Violation of any law, rule, regulation, order, judgment or decree applicable to the Companies, other than any such Violations that would not, individually or in the aggregate, result in a Company Material Adverse Effect.

    4.6  Legal Proceedings.  There is no suit, action or proceeding pending to which either of the Companies is a party that relates to this Agreement or the Transactions and, if adversely determined, is reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, Injunction, rule or order of any Governmental Entity applicable to the Companies that relates to this Agreement or the Transactions and has, or is reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. To the best knowledge of the Companies, there is no action, suit, proceeding or investigation pending or threatened against it that seeks to restrain, enjoin or delay the consummation of the Transactions or any other material transaction contemplated hereby or that seeks damages in connection therewith, and no permanent or preliminary Injunction or restraining order or other order by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition has been entered or issued, (i) preventing consummation of the Transactions as provided herein, or permitting such consummation only subject to any condition or restriction that has had or would have a Company Material Adverse Effect, (ii) requiring the divestiture, as a result of consummation of the Transactions, of a material portion of the business or assets of the Companies and their Subsidiaries and Affiliates taken as a whole, or (iii) requiring the Companies or their Subsidiaries to cease or refrain from engaging in any line of business, including any line of business conducted by the Acquired Businesses, as a result of the consummation of the Transactions.

ARTICLE V
CERTAIN OBLIGATIONS OF THE PARTIES

    5.1  Termination of the Prior Agreement; Waiver and Release.

    (a) The Prior Agreement is hereby terminated, and the merger and other transactions contemplated thereby are hereby abandoned, in accordance with Section 9.1(i) of the Prior Agreement. Soundelux, Soundelux (as successor to SounDelux Entertainment Group, Inc.), and each of the Signing Shareholders (each, a "Releasor") agree that the Prior Agreement is in all respects terminated and void and that no party to the Prior Agreement, or any of its Affiliates, or any officer, director, employee, stockholder, representative or agent of such party or any of its Affiliates (each, a "Releasee"), shall have any liability or obligation whatsoever to any other party to the Prior

Agreement, or any of its Affiliates, or any officer, director, employee, stockholder, representative or agent of such party or any of its Affiliates, in respect of the Prior Agreement, any of the transactions contemplated thereby, the termination of the Prior Agreement, or any claim arising therefrom or in connection therewith (the "Released Claims"), all of which liabilities, obligations and claims are hereby irrevocably waived and released by each of the Releasors in favor of each of the Releasees. The parties hereto acknowledge that none of AT&T Corp., C-Group Merger Corp., or Liberty Media is a party to this Agreement or has or will have any obligation or liability whatsoever with respect to the Transactions or any other provided for herein or contemplated hereby. Notwithstanding the preceding sentence, the parties hereto further acknowledge that each of AT&T Corp., C-Group Merger Corp., and Liberty Media shall be a third-party beneficiary of this Section 5.1.

    (b) Each of the Releasors understands, agrees and does hereby waive any and all rights each may have under Section 1542 of the Civil Code of the State of California or any similar law of another State with respect to the Released Claims. EACH RELEASOR ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES AS FOLLOWS:

  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

EACH RELEASOR EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS AND BENEFITS IT MAY HAVE UNDER, OR WHICH MAY BE CONFERRED UPON IT BY, THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE TO THE FULLEST EXTENT THAT IT MAY LAWFULLY WAIVE SUCH RIGHTS AND BENEFITS PERTAINING TO THE RELEASED CLAIMS. In connection with this waiver and relinquishment, the Releasors acknowledge that they are aware that they or their attorneys may subsequently discover claims presently unknown or unsuspected, or facts in addition to or different from those which they now know or believe to be true, with respect to the Released Claims. Nevertheless, it is their intention, through this Agreement, to fully, and forever settle and release all such matters, and all claims relative thereto, known or unknown, suspected or unsuspected, which do now exist, as to the released matters.

    5.2  Confidentiality.  Each of the parties hereto (the "Receiving Party") agrees, except as otherwise provided in this Section 5.2, that it will keep confidential in accordance with this Section 5.2 and not disclose to any person other than its officers, directors, employees, accountants, counsel, financial advisors and other representatives (collectively, "Representatives") or use for any purpose other than the performance by the Receiving Party of its obligations under this Agreement and compliance with, and enforcement of, the terms and conditions hereof, and the Receiving Party's due diligence review and business evaluations relating to the Disclosing Party and the Transactions, all proprietary and/or confidential information provided to the Receiving Party or any of its Representatives by any other party hereto (the "Disclosing Party") or any of its Representatives ("Confidential Information"). In addition, each of the Sellers and the Companies agree not to contact any of the Disclosing Party's customers or vendors for any reason related to this Agreement or the Transactions without the Disclosing Party's consent. All information provided to the Receiving Party or its Representatives by the Disclosing Party in connection with the Transaction shall be presumed to constitute "Confidential Information" unless (i) the Disclosing Party indicates otherwise in writing, (ii) the information was or becomes generally available to the public other than as a result of a disclosure in violation of this paragraph by the Receiving Party or its Representatives, (iii) the information was or becomes available to the Receiving Party or its Representatives on a non-confidential basis from a source other than the Disclosing Party, (iv) the information was within the possession of the Receiving Party or any of its Representatives prior to being furnished by or on behalf of the Disclosing Party, provided that in each case the source of such information was not bound by a confidentiality agreement in respect thereof preventing disclosure to such Receiving Party or (v) the information is independently developed by the Receiving Party (but only if it does not contain or reflect, and is not based upon, in whole or in part, any information furnished hereunder which constitutes Confidential Information). Notwithstanding the foregoing, if the Receiving Party is required in any judicial or administrative proceeding or by any regulatory or judicial authority or pursuant to any applicable law or regulation to disclose any Confidential Information, then any disclosure of such information to the extent so required shall not be prohibited by this paragraph. The Receiving Party shall give the Disclosing Party prompt written notice of any disclosure of Confidential Information pursuant to the immediately preceding sentence, including the circumstances requiring such disclosure, which notice shall be (to the extent permitted by law) sufficiently prior to such disclosure to permit the Disclosing Party to seek an appropriate protective order or other relief. A party's obligations hereunder with respect to Confidential Information that (i) is disclosed to a third party with the disclosing party's written approval, (ii) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, or (iii) is required to be disclosed by applicable law or regulation, will, subject in the case of clauses (ii) and (iii) above to the Receiving Party's compliance with the preceding sentence, cease to the extent of the disclosure so consented to or required, except to the extent otherwise provided by the terms of such consent or covered by a protective order. If a Receiving Party uses a degree of care to prevent disclosure of the Confidential Information that is at least as great as the care it normally takes to preserve its own information of a similar nature, it will not be liable for any disclosure that occurs despite the exercise of that degree of care, and in no event will a Receiving Party be liable for any indirect, punitive, special or consequential damages unless such disclosure resulted from its willful misconduct or gross negligence in which event it will be liable in damages for the disclosing party's lost profits resulting directly and solely from such disclosure.

    5.3  Public Announcements.  Each of the Companies and the Sellers will obtain the prior consent of the other (which consent need not be in writing, and will not unreasonably be withheld or delayed) before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions. If, in the judgment of the disclosing party, such public statement is required by law (including, without limitation, the rules and regulations of the Securities and Exchange Commission), or by any securities exchange or association on which such party's securities are traded (including pursuant to any listing agreement), such consent shall not be required, however, the disclosing party will endeavor to consult with the other party prior to issuance (so as to confirm the accuracy of any statements therein regarding such other party, among other things), to the extent it is practicable to do so.

    5.4  Hart-Scott Act.  On January 27, 2000, the parties filed Notification and Report forms under the Hart-Scott Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice with respect to the transactions contemplated by the Prior Agreements and the waiting period thereunder expired or was terminated on February 14, 2000. Each party shall cooperate with each other party in connection with any further requirements that may exist or arise under the Hart-Scott Act and shall furnish each other with copies of any and all documents filed by it in connection with such requirements, whether before or after the date of this Agreement. To the extent permitted by applicable law, the parties shall request such governmental agencies to treat as confidential all such information submitted to them.

    5.5  Services Agreement; License Agreement.  At the Closing, Soundelux and Purchaser shall enter into the Services Agreement and the License Agreement.

    5.6  Employment Agreements.  At the Closing, each of the Founders shall enter into the Employment Agreements with Livewire.

    5.7  Corporate Names, Etc.  Within ninety (90) days after the Closing, Soundelux shall change its corporate name, and the corporate name of each of its subsidiaries and controlled affiliates, to names that do not include the word "Soundelux" or any variations thereof. At the Closing, Purchaser will license back to Sellers, pursuant to the License Agreement in the form attached hereto as Exhibit K (the "License Agreement"), the tradenames, trademarks and service marks identified on Section 5.7 of the Disclosure Schedule attached hereto. Notwithstanding the first sentence of this Section 5.7 to the contrary, Soundelux Showorks LLC may retain the word "Soundelux" in its limited liability company name for so long as the license referred to in the preceding sentence remains in effect.

    5.8  Capital Equipment.

    (a)  Capital Leases.  Sellers shall pay the remaining balances on, and any other liabilities associated with (e.g., prepayment penalties), all capital leases for equipment used in the Acquired Businesses (as listed on Section 3.19 of the Disclosure Schedule) and shall deliver title to such equipment free and clear of all Liens (other than Permitted Encumbrances) to Purchaser at the Closing.

    (b)  Operating Leases.  Except as set forth on Section 5.8(b) of the Disclosure Schedule, Sellers shall pay the remaining balances on (including any purchase options), and any other liabilities associated with (e.g., prepayment penalties), all operating leases for equipment used in the Acquired Businesses (as listed on Section 3.19 of the Disclosure Schedule), such that Purchaser shall own upon the Closing, free and clear of all Liens (other than Permitted Encumbrances), the equipment which was the subject of such leases.

    (c)  Other Capital Equipment.  Sellers shall pay the remaining balances on, and any other liabilities associated with, (i) any capital equipment not otherwise subject to a capital or operating lease, and (ii) any capital equipment acquired under or pursuant to a purchase order or purchase contract, and, in each case, shall deliver title to such equipment free and clear of all Liens (other than Permitted Encumbrances) to Purchaser at the Closing.

    5.9  Employee Matters.

    (a) Subject to Section 5.9(b)(ii) below, Sellers shall pay to all employees who are employed in the Acquired Businesses prior to or as of the Closing Date all compensation and benefits to which they are entitled (whether pursuant to company policy, employment agreements, severance or termination agreements, or any labor union or collective bargaining agreements, including, without limitation, any agreement with the International Alliance of Theatrical Stage Employees ("IATSE")) for periods prior to the Closing Date, including without limitation salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions and profit sharing, and including any contingent payments, bonuses, or incentive compensation accrued but unpaid through the Closing Date. In addition, Sellers shall be responsible for, and shall pay, all Supervisor Bonuses for projects completed prior to the Closing Date.

    (b) Purchaser shall offer employment to all Acquired Business Employees listed on Section 5.9(b) of the Disclosure Schedule who are actively employed by the Sellers on the Closing Date upon terms which are generally consistent with their current employment and, with respect to Union Employees, upon the terms of any collective bargaining agreements to which they are currently subject (including, without limitation, any agreement with IATSE), and shall, effective as of the Closing Date, employ all employees who accept such offers.

       (i) Sellers shall cooperate with Purchaser in connection with the resolution of personnel issues in connection with the Transactions and shall use commercially reasonable efforts to encourage employees identified by Purchaser to accept Purchaser's offers of employment. To the extent that any employees of the Acquired Businesses identified by Purchaser have employment contracts with Soundelux or any other Seller, such contracts shall constitute Assets and Soundelux or such Seller shall assign such contracts to Purchaser hereunder, to the extent not prohibited by applicable law or such contract; provided, however, that Sellers shall remain liable for, and shall indemnify and hold Purchaser harmless against, any liability or obligation resulting from or arising out of (A) any breach or alleged breach of any such contract occurring prior to the Closing Date or (B) the assignment of such contract hereunder.

      (ii) To the extent that employees of the Acquired Businesses accept any offers of employment made by Purchaser to such employees, then, except as set forth in Section 5.9(b)(iii) below, (1) all obligations arising after the Closing Date with respect to such employees relating to their employment with Purchaser shall be the responsibility of Purchaser, and (2) Purchaser shall assume all obligations for vacation pay, sick pay, and Supervisor Bonuses for projects which have not been completed as of the Closing Date, in each case accrued but unpaid as of the Closing Date, with respect to such employees. Sellers shall not, directly or indirectly, hire or offer employment to or seek to hire or offer employment to any employee of the Acquired Businesses who accepts an offer of employment from Purchaser unless Purchaser first terminates the employment of such employee or gives its written consent to such employment or offer of employment.

      (iii) In the event that, in the twelve (12) month period following the Closing Date, any severance obligation arises with respect to any Union Employee who is hired by Purchaser pursuant to this Section 5.9(b), Sellers shall be liable for, and shall indemnify and hold Purchaser harmless against, the Accrued Severance for each such Union Employee (i.e., Sellers shall be responsible for that portion of the severance obligation attributable to the period of time, prior to the Closing Date, during which the applicable Union Employee was employed by Sellers).

      (iv) To the extent that any employees of the Acquired Businesses do not accept offers of employment made by Purchaser to such employees, then (1) all obligations arising after the Closing Date with respect to such employees shall be the responsibility of Sellers, including any severance costs relating to any termination of such employees after the Closing Date by Sellers, and (2) Sellers shall remain liable for all obligations for vacation pay, sick pay, and Supervisor Bonuses, in each case accrued but unpaid as of the Closing Date, with respect to such employees.

      (v) Except as expressly provided in Section 5.9(b)(ii), Sellers, and not Purchaser, shall be responsible for any and all costs related to the employment and/or termination of all employees of Sellers arising on, before, or after the Closing. Sellers will remain responsible for all legal requirements relating to group health plan continuation coverage to which any employee or former employee (or dependent of either) of Sellers on any ERISA Affiliate is entitled because of a qualifying event (as defined in Section 4980B(f)(3) of the Code) occurring through the Closing Date or as a result of termination of employment with Sellers or any ERISA Affiliate because of the transactions contemplated by this Agreement, and any benefit or excise tax liability or penalty or other costs arising from any failure by Sellers or any ERISA Affiliate to provide group health plan continuation coverage.

      (vi) Sellers shall comply with any the requirements of WARN with respect to any "plant closing" or "mass layoff," as those terms are defined in WARN, which may result from Sellers' termination of the employment of any of the employees of the Acquired Businesses in connection with Sellers' sale of the Assets to Purchaser or any of the other transactions contemplated by this Agreement.

    (c) Sellers shall be responsible for maintenance and distribution of benefits accrued under any Seller Plan pursuant to the provisions of such Seller Plan. Purchaser shall not assume any liability for any such accrued benefits or any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any Seller Plan. Purchaser will have no obligation to continue any

Seller Plan and will have no liability under any other employee benefit plan or arrangement maintained by Sellers or any ERISA Affiliate.

    (d) All claims and obligations under, pursuant to or in connection with any Seller Plan or arising under any legal requirement applicable to Sellers or their ERISA Affiliates affecting employees of Sellers or their ERISA Affiliates incurred on or before the Closing Date or resulting or arising from events or occurrences occurring or commencing on or prior to the Closing Date shall remain the responsibility of Sellers, whether or not such employees are hired by Purchaser after the Closing. Purchaser shall have and assume no obligation or liability under or in connection with any such Seller Plan or legal requirement. Purchaser shall (i) permit Sellers' employees who become Purchaser's employees pursuant to Section 5.9(b) (the "Hired Employees"), and the Hired Employees' dependents, to participate in its employee benefit plans to the same extent as Purchaser's similarly situated employees and their dependents; (ii) give each Hired Employee credit for his or her past service with Sellers for purposes of eligibility to participate, benefit eligibility and vesting (but not benefit accrual) under its employee benefit and other plans; and (iii) not subject any Hired Employee to any limitations or benefits for pre-existing conditions under its employee benefit plans, including any group health and disability plans.

    (e) Except as otherwise provided under those certain employment contracts being assumed by Purchaser pursuant to Section 5.9(b)(i) above, nothing contained in this Agreement shall confer upon any employee of the Acquired Businesses who is hired by Purchaser any right with respect to continuance of employment by Purchaser, nor shall anything herein interfere with the right of Purchaser to terminate the employment of any such employee at any time, with or without cause, or restrict Purchaser in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of any such employee. No provision of this Agreement shall create any third party beneficiary rights in any employee of the Acquired Businesses, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any such employee by Purchaser or under any benefit plan which Purchaser may maintain.

    5.10  Other Contracts.  Sellers and Purchaser will cooperate with one another in good faith to develop mutually acceptable arrangements for dealing with any Contracts relating to the Acquired Businesses that are not Assumed Contracts. Except as otherwise contemplated by the Services Agreement, Purchaser will have the right, but not the obligation to assume any such contract relating primarily to the Acquired Businesses, for no additional consideration hereunder.

    5.11  Covenants Not to Compete; Non-Solicitation.  As additional consideration for the purchase price hereunder, Soundelux, the Founders, and Edell agree as follows:

    (a)  Covenants Not to Compete.

      (i)  Soundelux and the Founders.  For a period of five (5) years following the Closing Date, each of Soundelux and the Founders (each, a Person) covenant, severally but not jointly, that each such Person shall not directly or indirectly, for itself or as agent of or on behalf of or in conjunction with any person, corporation or other entity, or as partner of any partnership, or as a shareholder or member of any corporation or other entity, compete with the Acquired Businesses, as long as the Acquired Businesses are conducted by the Companies, or by any parent, Subsidiary, Affiliate or related company of the Companies, or by any successor of any of them (collectively the "Purchaser Group"), or engage in any aspect of such business (including, without limitation, provision of any sound post production or sound editing services, whether as an employee or otherwise, for any studio, production or post production company), nor will such Person permit any person or entity (other than Sellers) in which it is financially interested or has assisted financially, or of which it is an owner or agent, so to compete or so to engage in such business. However, notwithstanding any other provision of this Section 5.11, (x) each of Soundelux and the

  Founders may continue to engage in the operation of the Retained Businesses, as such businesses are operated on the date of this Agreement and including any reasonable extensions or derivations thereof implemented by Sellers; provided, however, that such Retained Businesses (or any extensions or derivations thereof) shall not include any aspect of the sound post-production business, unless (i) such sound post production is conducted within the territory of Orlando, Florida or the surrounding vicinity (the "Orlando Area"), or (ii) if outside of the Orlando Area, such sound post production is directly related to the LBE business; and (y) if either Founder's employment by Livewire is terminated by Livewire without cause, such Founder may become employed by a studio as long as such Founder does not provide or oversee sound post-production or sound editing services for that studio.

      (ii)  Jeffrey S. Edell.  For a period of three (3) years following the Closing Date, Jeffrey S. Edell ("Edell") covenants that he shall not directly or indirectly, for himself or as agent of or on behalf of or in conjunction with any person, corporation or other entity, or as partner of any partnership, or as a shareholder or member of any corporation or other entity, compete with the Acquired Businesses, as long as the Acquired Businesses are conducted by the Purchaser Group, or engage in any aspect of such business (including, without limitation, provision of any sound post production or sound editing services, whether as an employee or otherwise, for any studio, production or post production company), nor will he permit any person or entity (other than Sellers) in which he is financially interested or has assisted financially, or of which he is an owner or agent, so to compete or so to engage in such business. However, notwithstanding any other provision of this Section 5.11, (x) Edell may continue to engage in the operation of the Retained Businesses, as such businesses are operated on the date of this Agreement and including any reasonable extensions or derivations thereof implemented by Sellers; provided, however, that such Retained Businesses (or any extensions or derivations thereof) shall not include any aspect of the sound post-production business, unless (i) such sound post production is conducted within the Orlando Area, or (ii) if outside of the Orlando Area, such sound post production is directly related to the LBE business; and (y) Edell may, after ceasing to be employed by Sellers, become an employee and/or equity owner of any business, other than a business which is engaged substantially (as defined below) in the sound post-production or sound editing business.

      (iii) The applicable business for purposes of this Section 5.11(a) shall mean the businesses presently operated by the Acquired Businesses, including any reasonable extensions or derivations thereof implemented by the Purchaser Group, to the extent such extensions or derivations are allowed under applicable law to be protected by this covenant not to compete. Notwithstanding the foregoing, each of Soundelux, the Founders, and Edell may make solely passive investments in any such applicable or competing business which is publicly held and of which Soundelux, a Founder, or Edell shall not, individually, own or control, directly or indirectly, securities (including options) which constitute more than five percent (5%) of the voting rights or equity ownership of such publicly held business.

      (iv) For purposes of this Section 5.11(a), a business will be deemed to be "substantially" engaged in the sound post-production or sound editing business if it derives more than twenty-five percent (25%) of its gross revenues from such activities.

    (b)  Non-Solicitation.  For a period of three (3) years following the Closing Date, (i) Soundelux, the Founders, and Edell covenant that they shall not, directly or indirectly, solicit for employment, or attempt to solicit for employment, any employee of the Acquired Businesses, or assist any person, firm or corporation in doing so or attempting to do so, and (ii) the Founders covenant that they shall not, directly or indirectly, solicit for employment, or attempt to solicit for employment, any employee of Purchaser or Livewire, or assist any person, firm or corporation in doing so or attempting to do so.

    (c)  Remedies.  Soundelux, the Founders, and Edell agree that the remedy at law for any breach or threatened breach of the covenants set forth in this Section 5.11 will be inadequate and that any breach or attempted breach would cause such immediate and permanent damage as would be irreparable and the exact amount of which would be impossible to ascertain and, therefore, they agree and consent that in the event of any breach or threatened breach of any of said covenants by them, in addition to any and all other legal and equitable remedies which may be available, Purchaser and any successor or assign may obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under the applicable statutes and rules of procedure, a temporary restraining order may be granted immediately on commencement of any such suit and without notice.

    (d)  Severability.  Each and every covenant, provision, term and clause contained in this Section 5.11 is severable from the others and each such covenant, provision, term and clause shall be valid and effective notwithstanding the invalidity or unenforceability of any other such covenant, provision, term or clause. The parties expressly agree that the court or arbitrator shall modify any such unenforceable or invalid provision in a manner that will preserve the intent of this Section 5.11 to the greatest extent possible.

ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

    6.1  Survival of Representations and Warranties.  The representations and warranties of the Sellers in this Agreement and in the documents and instruments to be delivered by the Sellers (or any of them) pursuant to this Agreement shall not be deemed waived or otherwise affected by any investigation made by any party hereto, and will survive the Closing until the second anniversary of the Closing Date. The representations and warranties of the Companies in this Agreement and in the documents and instruments to be delivered by the Companies pursuant to this Agreement shall not be deemed waived or otherwise affected by any investigation made by any party hereto, and will survive the Closing without limitation until the second anniversary of the Closing Date. The periods of survival of the representations and warranties prescribed by this Section 6.1 are referred to as the "Survival Period." The liabilities of the parties under their respective representations and warranties will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which has been asserted by Purchaser or Livewire in a written notice to Seller before such expiration or about which Seller has given Purchaser or Livewire written notice before such expiration, indicating that facts or conditions exist that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail). The covenants and agreements of the parties in this Agreement and in the other documents and instruments to be delivered by the parties pursuant to this Agreement will survive the Closing and will continue in full force and effect without limitation.

    6.2  Indemnification by Sellers.  Sellers will, jointly and severally, indemnify, defend and hold harmless the Companies and their shareholders and members and their respective Subsidiaries and Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against:

    (a) all losses, damages, liabilities, deficiencies, or obligations of or to the Companies or any such other indemnified Person resulting from or arising out of:

       (i) any breach of any representation or warranty made by any Seller in this Agreement;

      (ii) any breach of any covenant, agreement or obligation of any Seller contained in this Agreement;

      (iii) any act or omission of a Seller with respect to, or any event or circumstance related to, the ownership or operation of the Assets or the conduct of the Acquired Businesses, which act, omission, event or circumstance occurred or existed prior to or at the Closing Date, without regard to whether a claim with respect such matter is asserted before or after the Closing Date;

      (iv) any liability or obligation not included in the Assumed Liabilities;

      (v) any liability for Taxes whether or not accrued, absolute, contingent, liquidated, or otherwise, and whether or not reserved against or reflected on the Financial Statements or the Disclosure Schedule with respect to any tax year or period ending on or before the Closing Date (or any tax year or period beginning before and ending after the Closing Date to the extent allocable or attributable to the portion of such tax year or period beginning before and ending on the Closing Date);

      (vi) any loss, cost, damage or expense (including, without limitation, any increase in costs after the Closing from those currently in effect under any collective bargaining agreement pertaining to employees of the Acquired Businesses to which any Seller is a party, or by which any such employee of any Seller is subject) arising from or in connection with any claim that this Agreement or the Transactions violates, conflicts or requires the consent of any person under, any such collective bargaining agreement;

     (vii) any loss, cost, damage or expense, including without limitation any increase in costs after the Closing (including without limitation any relocation costs) from those currently in effect under any real property lease for premises used in the Acquired Businesses to which any Seller is a party, arising from or in connection with any claim that this Agreement or the Transactions violates, conflicts or requires the consent of any person under, any such real property lease;

     (viii) any loss, cost, damage or expense arising from or in connection with (1) any claim that this Agreement or the Transactions require the consent of any person or entity under any Transferable License, any Seller Contract, or otherwise, which consent was not sought or obtained, and (2) any claim that any Required Consent is invalid or insufficient or was improperly or fraudulently obtained;

      (ix) provided that Purchaser complies with the provisions of Section 5.9(b), any claim that the transactions contemplated by this Agreement violate the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local law or any bulk transfer or fraudulent conveyance laws of any jurisdiction;

      (x) any claim for sales tax or use tax for any period, including any sales or use tax arising from or in connection with the execution and delivery of this Agreement or the purchase and sale of the Assets hereunder;

      (xi) any claim made by or on behalf of any employee of the Acquired Businesses (A) who does not accept an offer of employment made by Purchaser pursuant to Section 5.9 above, including without limitation any claim for salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions, profit sharing, vacation pay, and sick pay, whether arising or accruing before or after the Closing Date, with respect to such employee, the employee's employment, or the termination thereof or (B) who does accept an offer of employment made by Purchaser pursuant to Section 5.9 above which arises or accrues on or before the Closing Date or under or with respect to any of the Seller Plans;

     (xii) any loss, cost, damage or expense, including without limitation attorneys fees and expenses, arising from or incurred in connection with any actual or threatened suit, claim, charge, action or cause of action by any present or former stockholder, option holder or other securityholder of any Seller, relating to or arising from or in connection with (A) the execution by any Seller of this Agreement or the consummation of any of the Transactions contemplated hereby, (B) the Prior Agreement, (C) the termination of the Prior Agreement, or (D) any act or omission by any person under the Prior Agreement, whether or not the Companies or any of their Affiliates are named as a defendant in any litigation or other proceeding relating thereto;

     (xiii) the presence, generation, removal or transportation of a Hazardous Substance on or from any of the Real Property prior to the Closing Date, including the costs of removal or clean-up of such Hazardous Substance and other compliance with the provisions of any Environmental Laws (whether before or after Closing); and

    (b) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

    6.3  Indemnification by Livewire.  Livewire will indemnify, defend and hold harmless Sellers and Sellers' shareholders, directors, officers, employees, agents, successors and assigns, from and against:

    (a) all losses, damages, liabilities, deficiencies or obligations of or to any Seller or any such other indemnified person resulting from or arising out of (i) any breach of any representation or warranty made by the Companies in this Agreement, (ii) the breach of any covenant, agreement or obligation of the Companies contained in this Agreement or (iii) the failure by the Companies to perform any of their obligations in respect of the Assumed Liabilities;

    (b) any act or omission of the Companies with respect to, or any event or circumstance related to, the ownership or operation of the Assets or the conduct of the Acquired Businesses, which act, omission, event or circumstance occurred or existed after the Closing Date; and

    (c) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

    6.4  Limitations on Amount—Seller.  Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Sections 6.2(a)(i), (ii) and (iii) until the total of all damages with respect to such matters exceeds $300,000, provided that if such damages exceed $300,000 then Seller shall be liable for the initial $300,000 as well.

    6.5  Limitations on Amount—Companies.  The Companies will have no liability (for indemnification or otherwise) with respect to the matters described in Sections 6.3(a)(i) and (ii) until the total of all damages with respect to such matters exceeds $300,000, provided that if such damages exceed $300,000 then the Companies shall be liable for the initial $300,000 as well.

    6.6  Maximum Recovery by the Companies.  The aggregate maximum amount recoverable by the Companies from Sellers (in the aggregate) in respect of any claims for liability (for indemnification or otherwise) shall be Ninety Million Dollars ($90,000,000).

    6.7  Third Party Claims.  Promptly after the receipt by any party of notice of any claim, action, suit or proceeding by any Person who is not a party to this Agreement (collectively, an "Action"), which Action is subject to indemnification under this Agreement, such party (the "Indemnified Party") will give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifying Party's liability to the Indemnified Party for such Action under the terms of this Article VI, (b) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense, (c) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay the amount, if any, for which the

Indemnified Party may be liable as a result of such Action and (d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party will have been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Article VI will be paid by the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 6.7. No Indemnifying Party will settle or compromise any such Action (A) in which any relief other than the payment of money damages is sought against any Indemnified Party or (B) in the case of any Action relating to the Indemnified Party's liability for any tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

    6.8  Procedure of Indemnification—Other Claims.  A claim for indemnification for any matter not involving a third-party claims may be asserted by notice to the party from whom indemnification is sought.

ARTICLE VII
MISCELLANEOUS

    7.1  Further Assurances.  From time to time following the Closing, each of the Sellers shall deliver or cause to be delivered to Purchaser following the date hereof such additional instruments as Purchaser may reasonably request for the purpose of transferring, assigning and delivering to Purchaser and its assigns the Assets and fully carrying out the intent of this Agreement.

    7.2  Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram or confirmed telex or telecopier, as follows:

(a)	If to Purchaser:
Liberty SEG Acquisition Sub, LLC 9197 South Peoria Street Englewood, CO 80112
	Attention:	Charles Y. Tanabe, Esq. David P. Beddow
	Facsimile:	(720) 875-5382 (Tanabe) (310) 587-1277 (Beddow)
with a copy to:
Baker & Botts, L.L.P. 599 Lexington Ave. New York, NY 10022
	Attention:	Marc A. Leaf, Esq.
	Facsimile:	(212) 705-5125
(b)	If to Livewire:
Liberty Livewire Corporation 625 Arizona Avenue Santa Monica, CA 90401
	Attention:	David P. Beddow Marcus O. Evans, Esq.
	Facsimile:	(310) 587-1277
with a copy to:
Baker & Botts, L.L.P. 599 Lexington Ave. New York, NY 10022
	Attention:	Marc A. Leaf, Esq.
	Facsimile:	(212) 705-5125
(c)	If to Sellers:
Soundelux Entertainment Group of Delaware, Inc. 7080 Hollywood Blvd., Suite 1100 Hollywood, CA 90028
	Attention:	Jeffrey S. Edell
	Facsimile:	(323) 603-3238
with a copy to:
Loeb & Loeb LLP 10100 Santa Monica Boulevard, Suite 2200 Los Angeles, California 90067-4164
	Attention:	Thomas E. Rohlf, Esq.
	Facsimile:	(310) 282-2192

or to such other Person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof, except that any notice of a change of address shall be effective only upon actual receipt thereof.

    7.3  Entire Agreement.  This Agreement (including the Disclosure Schedule and other Schedules, Annexes, Exhibits and other documents referred to herein) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

    7.4  Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or delegated by any party (whether by operation of law or otherwise) without the prior written consent of each other party, except that Purchaser may assign all or any of its rights and benefits hereunder, and may delegate all or any of its obligations, to any controlled Subsidiary of Purchaser, provided, that no such assignment or delegation shall relieve Purchaser of any obligation of Purchaser hereunder, unless and until such obligation has been satisfied in accordance with the terms hereof. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    7.5  Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    7.6  Extension; Waiver.  At any time after the Closing Date, either Sellers on the one hand, or the Companies on the other hand, may, unless prohibited by law, (i) extend the time specified herein for the performance of any of the obligations of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, (iii) waive compliance by the other parties with any of the agreements or covenants of such other parties contained herein or (iv) waive any condition to any of such waiving party's obligations hereunder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. Any failure of a party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies. Whenever this Agreement requires or permits consent or approval by any party, such consent or approval shall be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.6.

    7.7  Headings.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

    7.8  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement.

    7.9  Applicable Law.  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such state.

    7.10  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or in California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the non-exclusive jurisdiction of any federal court located in the County of Los Angeles or any California state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

    7.11  Joint Negotiation.  This Agreement has been jointly negotiated and drafted. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party, and it is agreed that no provision hereof shall be construed against any party hereto by virtue of the activities of that party or such party's attorneys.

    7.12  Disclosure Schedule.  The parties acknowledge that the Disclosure Schedule (i) relates to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) is qualified in its entirety by reference to specific provisions of this Agreement and (iii) is not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to Sellers or will have or is likely to have a Material Adverse Effect. Disclosure of the information contained in one section or part of the Disclosure Schedule shall be deemed as proper disclosure for other sections or parts of the Disclosure Schedule only if appropriately cross-referenced.

[This space intentionally left blank]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement and as of the date first above written.

SOUNDELUX ENTERTAINMENT GROUP OF DELAWARE, INC.
By:

	Name:	Jeffrey S. Edell
	Title:	President
LIBERTY LIVEWIRE CORPORATION
By:

	Name:	David P. Beddow
	Title:	Chief Executive Officer
SIGNING SHAREHOLDERS
Lon Bender
Wylie Stateman
Jeffrey S. Edell
Phil Rafnson
David Kneupper
Anthony Miceli
John Miceli
John Ayotte
Lorna Anderson
Scott Gershin
Ken Karman
Bill Abbott
Kim Waugh
Tod Maitland
[Signatures continued on following page]

[Signatures continued from previous page]
Wendy Maitland
Ken Stateman
Per Hallberg
Arthur Lebowitz, Trustee of the Lon Bender 1999 Grantor Trust
Carol Bonwich, Trustee of the Wylie Stateman 1999 Grantor Trust
Elaine R. Hastings-Edell, Trustee of the Jeffrey Edell 1999 Grantor Trust
SOUNDELUX VINE STREET STUDIOS, LLC
By:	Soundelux Entertainment Group of Delaware, Inc., its Manager
By:

		Name:	Jeffrey S. Edell
		Title:	President
SIGNET SOUNDELUX STUDIOS, LLC
By:	Soundelux Entertainment Group of Delaware, Inc., its Manager
By:

		Name:	Jeffrey S. Edell
		Title:	President
SOUNDELUX, LLC
By:	Soundelux Entertainment Group of Delaware, Inc., its Manager
By:

		Name:	Jeffrey S. Edell
		Title:	President
[Signatures continued on following page]

[Signatures continued from previous page]
AVC PUBLISHING, LLC
By:	Soundelux Entertainment Group of Delaware, Inc., its Manager
By:

		Name:	Jeffrey S. Edell
		Title:	President
LIBERTY SEG ACQUISITION SUB, LLC
By:	Liberty Media Corporation, its Manager
By:

Charles Y. Tanabe
Senior Vice President

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TABLE OF CONTENTS
ASSET PURCHASE AGREEMENT
ARTICLE I DEFINITIONS AND CONSTRUCTION
ARTICLE II PURCHASE AND SALE OF ASSETS
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANIES
ARTICLE V CERTAIN OBLIGATIONS OF THE PARTIES
ARTICLE VI SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.
ARTICLE VII MISCELLANEOUS